Exhibit 10.8

*Portions of this exhibit have been excluded because it both (i) is not material and (ii)

would be competitively harmful if publicly disclosed.

OPTION ASSIGNMENT AGREEMENT

BETWEEN

HERLEV AND GENTOFTE HOSPITAL

AND

IO BIOTECH ApS

(Option on assignment of Arginase 1)

On 27 March, 2017, the following parties

Herlev and Gentofte Hospital

[***]

(hereinafter referred to as “Hospital”)

and

IO Biotech ApS

[***]

(hereinafter referred to as the “Company”)

(hereinafter collectively referred to as the “Parties” and individually as a “Party”)

have entered into this option assignment agreement regarding the grant by the Hospital to the Company of an option to acquire certain intellectual property rights on the terms and conditions set out in the following.

RECITALS

(A)

WHEREAS the Hospital is a hospital owned and operated by the Capital Region of Denmark (in Danish: Hovedstadsregionen) performing research and providing medical treatment of patients within various medical fields;

(B)

WHEREAS the Hospital inter alia employs researchers, scientists, doctors and other personnel within the medical field who, during and related to their employment at the Hospital, may make inventions within their field of expertise;

(C)	WHEREAS [***] has made a certain invention referred to as “Arginase specific T cells: Novel opportunities for the targeting of immunosuppressive cells in cancer”;

(D)	WHEREAS the Hospital has acquired and taken over the intellectual property rights and title in and to said inventions pursuant to the Danish Act on Inventions at Public Research Institutions;

(E)	WHEREAS the Hospital thereafter holds all of the intellectual property rights and title in and to said inventions;

(F)

WHEREAS the Company is a limited liability company incorporated under Danish law performing research and experimental development within the field of biotechnology whose purpose is to develop a vaccine targeting immune inhibiting cells for the purpose of prevention and/or treatment of cancer, and/or to pursue related activities as per board discretion;

(G)	WHEREAS the Company has expressed its desire to acquire the patent rights to the inventions covered by this option assignment agreement; and

(H)

WHEREAS such acquisition will be to the benefit of the development of the inventions covered by this option assignment agreement and of the research to be performed within the medical field to which such inventions pertain;

NOW THEREFORE, the Parties have entered into this option assignment agreement on the following terms and conditions:

1.	DEFINITIONS

1.1.	In this assignment agreement, the following expressions and words shall have the following meanings:

1.1.1.	Agreement shall mean this assignment agreement with Exhibits, if any.

1.1.2.	Affiliate shall mean any legal entity directly or indirectly Controlling, Controlled by, or under common Control with the entity in question, for as long as such Control lasts.

1.1.3.	Assignee shall mean a Third Party to whom the Company by any means transfers Intellectual Property Rights (however, not including by way of the grant of a license in Intellectual Property Rights).

1.1.4.	Capital Region shall mean the Capital Region of Denmark (in Danish: “Region Hovedstaden”), [***].

1.1.5.

Clinical Data shall mean the data specifically generated in connection with or leading up to and used in the studies and research connected with the making or the development of the Invention either prior to or after the Execution Date, which studies and research are set out in Exhibit 1.

1.1.6.

Confidential Information shall mean all information which i) a Party has specifically designated as confidential, which ii) pertains to a general type of information which a Party has specifically designated as confidential or which iii) would otherwise reasonably be deemed as confidential.

1.1.7.	Control (including Controlling and Controlled) shall mean direct or indirect control of the entity in question through:

1.1.7.1.

direct or indirect control or ownership of more than fifty percent (50%) of either i) the nominal value of the equity capital of the entity or ii) the voting rights of the equity capital of the entity.

1.1.7.2.	a right or cumulative rights by any other means to elect or appoint directors or officers of the entity, or persons performing similar functions, who have a majority vote.

1.1.8.	Covenant shall mean any of the obligations of the Company towards the Hospital set out in Section 8.1.

1.1.9.	Execution Date shall mean the date of the last signature to this Agreement.

1.1.10.	Exercise Date shall mean the date upon which the Company duly exercises the Option in accordance with this Agreement.

1.1.11.	Exercise Period shall mean [***].

1.1.12.	Exhibit shall mean any exhibit to this Agreement.

1.1.13.

Exit shall mean one of the following events taking place after the Execution Date: (i) an initial public offering (IPO), whether directly or through holding or other ownership structures, of all or part of the Company’s Shares, or of all or part of the shares of a company Controlling the Company; (ii) transfer of Control of the Company, or of Control of a company Controlling the Company, whether directly or through holding or other ownership structures, to any person or legal entity (including transfer of a noncontrolling interest whereby any person or legal entity obtains Control of the Company or of a company Controlling the Company); (iii) a transfer to a Third Party, whether by sale, the grant of a license or by any other means, of all or a material part of the Company’s assets if such transaction implies that the Company ceases to operate as an active company with substantial on-going research and/or business activities; (iv) solvent liquidation or winding up of the Company, (v) a merger or de-merger in which the Company or a company Controlling the Company is the discontinuing entity, or (vi) any combination of the above, which can reasonably be considered equal to an Exit, including two or more of the events mentioned above which, considered alone, cannot reasonably be considered as an Exit but which, considered together, can reasonably be considered as a coherent series of events constituting an Exit.

1.1.14.	Final Payment shall mean the payment to be made at the discretion of the Company to the Hospital in accordance with Section 5.4.

1.1.15.

Intellectual Property Rights shall mean all of the Hospital’s intellectual property rights and title in and to the Patent Application and any patent issued or to be issued deriving priority from the Patent Application, including any provisionals, nonprovisionals, divisions, revisions, extensions, continuations, continuations-in-part and substitutions derived from the Patent Application or from any such patent issued or to be issued and any reissues of such patents and all intellectual property rights in any patent applications to be filed pursuant to this Agreement.

1.1.16.	Invention shall mean the invention referred to as “Arginase specific T cells: Novel opportunities for the targeting of immunosuppressive cells in cancer” which is described in the Patent Application.

1.1.17.	Key Country shall mean any of the countries and territories listed in Exhibit 2.

1.1.18.	License shall mean a non-exclusive license to access and use Clinical Data in accordance with the terms and conditions set out in this Agreement.

1.1.19.	Milestone Payment shall mean the payment of an amount equalling [***].

1.1.20.

Option shall mean the option granted by the Hospital to the Company pursuant to this Agreement to acquire the Hospital’s full and complete title and ownership in and to all of the Intellectual Property Rights on the terms and conditions set out in this Agreement.

1.1.21.	Patent Application shall mean the patent application filed under patent application number [***].

1.1.22.

Product shall mean any product which is within the scope of the Intellectual Property Rights and any product which is developed on the basis of the Invention and/or any Intellectual Property Right and which is sold by the Company or any of its Affiliates or Related Parties.

1.1.23.	Related Party shall have the meaning ascribed to the term “nærstående” in section 2 of the Danish Bankruptcy Act.

1.1.24.	Representations and Warranties shall mean the representations and warranties issued by the Hospital in accordance with Section 7.1.

1.1.25.

Revenues shall mean the aggregate amount of (i) any payment (excluding value added tax and any other applicable taxes and duties) paid to the Company and any of its Affiliates and Related Parties and (ii) the value of any non-monetary receipt obtained by the Company and any of its Affiliates and Related Parties, and derived from the use of or based on the Invention, including if used in combination with any other invention or pharmaceutical, or in relation to or based on any Intellectual Property Right. Revenues include without limitation license fees (or sublicense fees, if applicable), option fees, down payments, milestone payments, royalties, service fees and other fees and similar types of payments and any other payments generated from the development and/or commercialization of the Invention (also if used in combination with any other invention or pharmaceutical) and/or any Intellectual Property Right or from the assignment or other type of transfer to a Third Party of the Invention and/or any Intellectual Property Right. For clarity, it is expressly understood that Revenues shall not include any Sales.

1.1.26.	Royalty Payment shall mean any payment to be made by the Company to the Hospital pursuant to Section 5.3.

1.1.27.

Sales shall mean the invoiced price of Products sold by and paid to the Company and any of its Affiliates and Related Parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length or not exclusively for money, the price that would have been so invoiced if it had been at arm’s length exclusively for money, after deduction of all documented:

(a)

normal trade discounts which are actually granted and any credits actually given for rejected or returned Products to the extent that such discounts and credits are reasonable and customary in the applicable market;

(b)

costs of packaging, insurance, carriage, and freight, provided in each case that the amounts are separately charged on the relevant invoice and only to the extent that such costs are reasonable and customary in the applicable market;

(c)	mandatory value added tax or other applicable and mandatory sales tax; and

(d)	mandatory import duties or similar applicable mandatory government levies.

1.1.28.	Section shall mean a provision of this Agreement (excluding the Exhibits) defined by a number.

1.1.29.	Shareholder shall mean any physical person and any legal entity holding Shares in the Company.

1.1.30.

Shares shall mean shares issued by the Company and other financial instruments (e.g. warrants, convertible loans and other instruments which comprise a right to acquire new or existing shares in the Company, which right may be conditional) issued by the Company.

1.1.31.	Third Party shall mean any person or entity other than the Parties.

1.1.32.

Valid Claim shall mean (a) in the case of an issued and unexpired patent under the Intellectual Property Rights, a claim that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) in the case of a pending patent application, a pending claim that has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.2.	The singular shall, where the context does not exclude it, include the plural and vice versa.

2.	GRANT OF THE OPTION AND THE LICENSE

2.1.	Subject to the terms and conditions set out in this Agreement, the Hospital hereby grants the Option and the License to the Company.

2.2.	The consideration to be paid to the Hospital for the grant of the Option and the License is set out in Section 5.

3.	EXERCISE OF THE OPTION

3.1.	The Company shall be entitled to exercise the Option at any time during the Exercise Period by issuing a written notice to the Hospital stating that the Company is exercising the Option.

3.2.

Upon the Company’s due exercise of the Option, the Company shall be deemed to have acquired from the Hospital and the Hospital to have assigned to the Company the Intellectual Property Rights on the terms and conditions set out in this Agreement.

3.3.

The Hospital shall make itself available to sign any documents regarding the registration by patent authorities of the assignment of the Patent Application and other similar documents which may be reasonably necessary to effectuate the assignment of the Intellectual Property Rights by the Hospital to the Company pursuant to this Agreement. Notwithstanding the above, the content and provisions of such documents shall not in any way conflict with the terms and conditions in this Agreement. All direct costs related thereto shall be paid by the Company.

3.4.

In the event that the Company does not duly exercise the Option in accordance with this Agreement during the Exercise Period or if the Company notifies the Hospital during the Exercise Period that it will not exercise the Option, the Option shall automatically lapse and shall no longer be in effect. In such event, and irrespective of any payment made by the Company under this Agreement (including payments of Patent Costs) the Hospital shall then retain all Intellectual Property Rights free of any commitments to the Company.

3.5.

After having duly exercised the Option in accordance with this Agreement, the Company shall only be entitled to transfer Intellectual Property Rights to an Assignee in the event that i) the Company has made the Milestone Payment, including accrued interests, cf. Section 5.2.1, and that ii) the Assignee in question assumes the Company’s obligations towards the Hospital pursuant to this Agreement to make Royalty Payments and to prosecute and enforce the Intellectual Property Rights.

3.6.

In the event that the Company transfers Intellectual Property Rights to an Assignee pursuant to the above and the Company and/or a Company Affiliate and/or a Related Party later acquires such Intellectual Property Rights from the same Assignee or another Third Party, the Company shall re-assume the payment obligations towards the Hospital pursuant to this Agreement and the obligations to prosecute and enforce such Intellectual Property Rights.

4.	THE LICENSE

4.1.

The License shall be irrevocable, non-exclusive, worldwide, perpetual and fully paid up. The License shall include access and unrestricted use rights, within the scope of the terms and conditions of this Agreement, for the Company to any Clinical Data generated prior to the Exercise Date. The Company acknowledges and agrees that the Hospital shall be entitled to keep one or more copies of the Clinical Data and to access and use any Clinical Data in any way it sees fit for non-commercial research purposes.

4.2.	The Company shall only be entitled to access and use Clinical Data for the sole purpose of developing and commercializing the Invention and/or the Intellectual Property Rights.

5.	CONSIDERATION

5.1.

The consideration to be paid by the Company to the Hospital for the grant of the Option and the grant of the License pursuant to this Agreement shall consist of the payments to be made in accordance with this Section 5. [***] and shall be considered to be adequate consideration for the grant of the Option and the grant of the License pursuant to this Agreement.

5.2.	Milestone Payment

5.2.1.

In addition to any other payment to be made by the Company to the Hospital pursuant to this Agreement, the Company shall make the Milestone Payment [***] on any outstanding amount under the Milestone Payment calculated from the Execution Date until payment thereof. The payment of the Milestone Payment including accrued interests shall fall due as follows:

5.2.1.1.	[***].

5.2.1.2.

[***] due upon submission by the Company of any CTA (Clinical Trial Application) or any IND (Investigational New Drug) application to any regulatory authority regarding a medicinal product which is within the scope of the Intellectual Property Rights and/or which is developed on the basis of the Invention and/or any Intellectual Property Right.

5.2.1.3.

[***] due upon achievement (as defined per industry standards) of the primary endpoint in a phase 2 clinical trial regarding a medicinal product which is within the scope of the Intellectual Property Rights and/or which is developed on the basis the Invention and/or any Intellectual Property Right.

5.2.1.4.	[***].

5.2.1.5.

Notwithstanding the above, any outstanding amount under the Milestone Payment including accrued interests shall be payable, in the discretion of the Company, at any time prior to any of the due dates mentioned above.

5.3.	Royalty Payments

5.3.1.	Furthermore, the Company shall [***] pay a Royalty Payment in cash corresponding to [***] of the Revenues and Sales generated in the preceding year.

5.3.2.

Subject to the due and complete fulfilment of the Company’s obligations to manage, maintain, prosecute and enforce the Patent Application in the Key Countries pursuant to Section 6.2, Royalty Payments under Section 5.3.1 shall only be payable for Revenues and Sales derived from a country or territory in which one or more Valid Claims exist. For clarity, in respect of Sales, the obligation to pay Royalty Payments shall be imposed only once per sale of a specific Product regardless of how many Valid Claims cover sales of such specific Product.

5.3.3.

The Company shall, upon the Hospital’s request and at the Company’s cost, provide the Hospital with all such documentation, materials and information as the Hospital may reasonably request in respect of the documentation for the Company’s and/or any of its Affiliates’ or Related Parties’ receipt of Revenues and Sales.

5.4.	Final Payment

5.4.1.

At any time after the execution of this Agreement, the Company may settle any and all of the Hospital’s rights to receive consideration pursuant to this Agreement by way of the effective payment to the Hospital of an amount of DKK 10,000,000 (say Danish Kroner ten million 0/00) in the aggregate. If the Company exercises its right under this Section 5.4.1, the Final Payment to be paid by the Company shall be calculated as DKK 10,000,000 (say Danish Kroner ten million 0/00) minus the aggregate Royalty Payments that have already been paid to the Hospital prior to the Company’s exercise of its right under this Section 5.4.1.

5.4.2.

In the event that the Company makes the Final Payment pursuant to the above, the Hospital shall no longer be entitled to request the payment of any consideration pursuant to this Agreement, and all of the Company’s obligations towards the Hospital pursuant to Sections 3.5, 5, and 6 shall automatically terminate.

6.	PATENT PROSECUTION AND ENFORCEMENT

6.1.

Until the earlier of i) the Company’s exercise of the Option or ii) the lapse of the Option in accordance with this Agreement, the Hospital shall manage, maintain and prosecute the Patent Application in the territories in which it may have been filed.

6.2.

After having duly exercised the Option in accordance with this Agreement, the Company shall use its best reasonable efforts to file all relevant patent applications in respect of the Intellectual Property Rights in i) all Key Countries and in ii) such other countries and territories where it would reasonably be deemed relevant and commercially viable to do so. The Company shall also use its best reasonable efforts to manage, maintain, prosecute and enforce the Intellectual Property Rights, including the Patent Application, in all Key Countries and such other countries and territories and the Company shall reasonably consult with the Hospital on a regular basis in relation to the management, maintenance, prosecution and enforcement of the Intellectual Property Rights, including the Patent Application, and any patents issued on the basis thereof. The Company shall not abandon any patent application or patent included in or derived from the Intellectual Property Rights, including the Patent Application, in any Key Country without the prior written consent of the Hospital, unless such patent or patent application does not contain any Valid Claim, or unless the Company reasonably demonstrates that the patent or patent application will be revoked or held unenforceable or invalid, or will be disallowed. Consent from the Hospital shall not be unreasonably withheld.

6.3.

At the request of the Company after the Exercise Date, the Hospital shall provide the Company with access to any files and documents which are directly related to the Intellectual Property Rights and in the possession of the Hospital or, if reasonably possible, in the possession of the Hospital’s external patent advisors. The Company shall pay any direct costs related to the above mentioned access.

6.4.

The Company shall provide the Hospital with all such information, documentation and materials which the Hospital may reasonably request after the Exercise Date in respect of the Company’s fulfilment of the Company’s obligations pursuant to this Section 6.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	The Hospital represents and warrants:

7.1.1.

That the Intellectual Property Rights are free and clear of any and all valid claims of ownership, liens, mortgages and encumbrances, including without limitation any valid claim of ownership from any inventor, Hospital employee or other Third Party under applicable law or internal Hospital regulations; and

7.1.2.	That no license or option rights regarding the Intellectual Property Rights are or have been granted to any Third Party by the Hospital.

7.1.3.

That, to the knowledge of the Hospital, as of the Execution Date there are no pending administrative or judicial proceedings contesting the inventorship, ownership, validity, or enforceability of any element of the Intellectual Property Rights.

7.2.

The Hospital gives no other representations or warranties than explicitly stated under Section 7 .1 with respect of any of the Intellectual Property Rights or the Invention and nothing in this Agreement shall be construed either explicitly or implicitly:

7.2.1.	As a representation or warranty by the Hospital that any of the Intellectual Property Rights will proceed to grant;

7.2.2.

As a representation or warranty by the Hospital that utilizing and/or commercializing any part of the Invention or any of the Intellectual Property Rights will not infringe the patents or other intellectual property rights of Third Parties or that the Company will not need to obtain or take out one or more licenses for any other rights from one or more Third Parties in order to utilize and/or commercialize the Invention;

7.2.3.

As a representation or warranty by the Hospital that upon the Execution Date there are no administrative or judicial proceedings contesting the inventorship, ownership, validity, or enforceability of any element of the Intellectual Property Rights or that any such proceeding will not be initiated thereafter;

7.2.4.	As a representation or warranty by the Hospital that any of the Intellectual Property Rights or the Invention or the use of the Clinical Data will lead to the development of any product; or

7.2.5.

As a representation or warranty by the Hospital as to the patentability, validity, scope, merchantability or usefulness of the Invention and/or any of the Intellectual Property Rights and/or any Clinical Data.

8.	COVENANTS

8.1.

After the Execution Date and until the complete and due fulfilment of the Company’s payment obligations pursuant to this Agreement, which entail the effective payment of all amounts which the Company is or shall be obligated to pay to the Hospital pursuant to this Agreement, and without prejudice to any of the other obligations imposed upon the Company under this Agreement, the Company undertakes to fully comply with the following obligations:

8.1.1.	That all of the Company’s transactions with its Shareholders and their Affiliates and Related Parties shall be carried out on arm’s length terms and conditions;

8.1.2.

That the Company shall [***], at its own cost provide the Hospital with the documentation and information that the Hospital may reasonably request in respect of documentation for the Company’s and/or any of its Affiliates’ or Related Parties’ receipt of Revenues and Sales;

8.1.3.	That the Company shall use all efforts required under Section 6 to, at its own cost, manage, maintain, prosecute and enforce the Intellectual Property Rights pending or in force at any time; and

8.1.4.	That the Company shall not abandon the Patent Application without first obtaining the consent of the Hospital.

9.	LIABILITY

9.1.

Each Party shall be liable in accordance with Danish law for damages, losses, costs or expenses sustained by the other Party as a result of, arising from or in connection with the first Party’s breach of this Agreement. [***].

9.2.	[***].

10.	INDEMNIFICATION

10.1.	[***].

11.	TERM AND TERMINATION

11.1.	This Agreement shall come into force on the Execution Date and shall be non-terminable.

12.	CONFIDENTIALITY

12.1.	The Parties shall not in any way disclose Confidential Information to any Third Party.

12.2.

The Parties shall use the same standards of care in keeping the other Party’s Confidential Information confidential as they would use in respect of their own Confidential Information. Notwithstanding the foregoing, in no event shall the Parties be entitled to use a lower standard of care than a reasonable person would to protect its own confidential information.

12.3.

Notwithstanding anything to the contrary in this Agreement, the confidentiality obligations under this Section 12 shall not apply to Confidential Information which (1) becomes rightfully known to the receiving Party from a Third Party source without such Third Party’s breach of confidentiality obligations towards the Party to whom the Confidential Information so disclosed pertains; (2) is or becomes publicly available through no fault of or failure to act by the receiving Party in breach of this Agreement; (3) is or has been independently developed by employees, consultants or agents of the receiving Party without violation of the terms of this Agreement or reference or access to any Confidential Information.

12.4.

To the extent that a Party discloses Confidential Information in accordance with binding resolutions or decisions made by competent legal authorities or in accordance with applicable laws and regulations requiring such disclosure of Confidential Information, the disclosing Party shall not be deemed to be in breach of its confidentiality obligations under this Agreement. Information disclosed pursuant to this Section 12.4 shall, however, remain Confidential Information for the purposes of this Agreement.

12.5.

In the event that a Party breaches its confidentiality obligations pursuant to this Section 12, such Party shall be liable to pay damages to the other Party in accordance with Danish law and the provisions of this Agreement.

12.6.

The restrictions on disclosure of Confidential Information shall not apply to a Party’s disclosure of Confidential Information to its legal counsel and similar advisors who are bound by confidentiality obligations no less onerous than standard confidentiality obligations for such advisors. Furthermore, acknowledging that the University of Copenhagen, Denmark, from 1 March 2017 will handle all matters related to the commercialization of inventions made by employees of the Capital Region, the Company agrees and acknowledges that the restrictions on disclosure of Confidential Information pursuant to this Agreement shall not apply to the Hospital’s disclosure thereof to the University of Copenhagen to the extent that such disclosure is necessary for the handling of such matters by the University of Copenhagen, Denmark.

13.	PUBLICATION

13.1.

The Company shall be entitled to publish at its discretion any information regarding the Intellectual Property Rights and the Clinical Data in order to further the Company’s research, development and commercialization activities.

13.2.

The Hospital shall be entitled to publish information about the Invention and any Intellectual Property Right and Clinical Data to the extent that such information is included in and covered by a patent application.

13.3.

The Hospital shall be entitled to publish any other information regarding the Intellectual Property Rights and the Clinical Data with the Company’s prior written consent, which consent shall not be unreasonably withheld.

13.4.

The above restrictions on publication shall not in any way limit any rights to publish any information conferred by law upon employees of a Party which the Party is not legally entitled to restrict. [***].

14.	MISCELLANEOUS

14.1.

This Agreement constitutes the entire understanding between the Parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement can only be modified by a written amendment signed by authorized representatives of both Parties.

14.2.

This Agreement shall be legally binding upon the Parties and the Parties shall enjoy the rights conferred and be subject to the obligations imposed upon them by this Agreement only upon and after such a time when both Parties have duly executed this Agreement by their respective authorized representatives.

14.3.

Neither Party shall be entitled to transfer any of its rights and/or obligations under this Agreement to any Third Party without the other Party’s prior written consent. For clarity, the foregoing shall not restrict the Company from granting any license in the Intellectual Property Rights or any sublicense in the Clinical Data to any Third Party. The Company, however, acknowledges and agrees that the Hospital is owned and operated by the Capital Region, that the Capital Region owns and operates multiple hospitals and that any of the hospitals or other legal entities owned and operated by the Capital Region (and the Capital Region itself) shall be entitled to exercise any and all of the rights conferred upon the Hospital pursuant to this Agreement.

14.4.

Nothing in this Agreement shall be construed so as to require the commission of any act contrary to applicable law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the latter shall prevail. In the event that a provision of this Agreement is found by a court or institution of competent jurisdiction to be invalid, illegal or unenforceable and such decision by the court or institution cannot be or is not appealed in accordance with applicable law, such provision shall be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable and only to the extent necessary to bring it within applicable law. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it shall not be given effect, and the remainder of the Agreement shall be enforced as if such provision was not included.

14.5.

Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement shall not constitute a waiver of the former Party’s right to subsequently enforce such provision or any other provision of this Agreement.

14.6.

Notices required or permitted to be given under this Agreement shall be in writing and shall be sent to the addresses mentioned below or to such other addresses as may be designated by the receiving Party from time to time:

In respect of the Hospital: Herlev and Gentofte Hospital [***]	In respect of the Company: IO Biotech ApS [***]

with an electronic copy to: The Capital Region [***]	with an electronic copy to: IO Biotech ApS [***]

14.7.

Neither Party is or shall be deemed to be an employee, agent or legal representative of the other Party due to the execution or implementation of this Agreement, the performance of any obligations imposed or the enjoyment of any rights conferred by this Agreement.

14.8.

Neither Party to this Agreement shall commit any act or take any action frustrating or hampering the rights of the other Party under this Agreement. Each Party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

15.	GOVERNING LAW AND VENUE

15.1.

This Agreement shall be governed by, construed and enforced in accordance with the laws of Denmark, excluding however Danish choice of law rules to the extent that such rules would otherwise lead to the application of any other law than Danish law.

15.2.

In the event of a dispute between the Parties related to this Agreement, hereunder but not limited to the existence, validity, interpretation, and/or performance of any provision of this Agreement, the Parties shall seek to settle the dispute by negotiations in good faith with an aim to resolve the dispute. Such negotiations shall be commenced by a Party submitting a written request to the other Party requesting such negotiations to commence.

15.3.

In the event that such negotiations do not lead to a settlement of the dispute within 4 weeks from the commencement thereof, and only then, the Parties submit to the exclusive jurisdiction of the city court of Copenhagen in the first instance to resolve any dispute between them. Any decision made or verdict rendered by such court shall be subject to appeal in accordance with applicable law.

---000---

(signature page follows)

SIGNATURES

For and on behalf of Herlev and Gentofte Hospital

Date: 3/27/2017

/s/ Steen Werner Hansen

Name: Steen Werner Hansen Title: Deputy Chief Executive

For and on behalf of IO Biotech ApS

Date: 3/1/2017 /s/ Mai-Britt Zocca	Date: 3/1/2017 /s/ Peter Hirth

Name: Mai-Britt Zocca Title: Managing Director	Name: Peter Hirth Title: Chairman